Exhibit (4)-1
                                                Closing Document No. 4(e)


                           CERTIFIED COPY
                                 OF
                     SECURITIES RESOLUTION NO. 3
                                 OF
                  WISCONSIN ELECTRIC POWER COMPANY


     I, THOMAS H. FEHRING, Corporate Secretary of WISCONSIN

 ELECTRIC POWER COMPANY, do hereby certify that the attached is a true and correct copy of Securities Resolution No. 3 duly adopted by the Vice President-Finance of the Company pursuant to

 authorization delegated to him by the Finance Committee of the

 Board of Directors of said company at a meeting duly called and held on the 18th day of May, 1998; that a quorum of said Board

 Committee was present at said meeting and voted throughout; and I do further certify that said resolution has not been rescinded and remains in full force and effect.


     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of said WISCONSIN ELECTRIC POWER COMPANY this

 1st day of June, 1998.
                                   /s/Thomas H. Fehring
                                   ----------------------
                                   Thomas H. Fehring
                                   Corporate Secretary


(CORPORATE SEAL)






                      6-1/2% DEBENTURES DUE JUNE 1, 2028

                         SECURITIES RESOLUTION NO. 3
                                     OF
                       WISCONSIN ELECTRIC POWER COMPANY



     The actions described below are taken by the Board (as defined in the Indenture referred to below) of WISCONSIN ELECTRIC POWER COMPANY (the "Company"), or by an Officer or committee of Officers pursuant to Board delegation, pursuant to resolutions adopted by the Board of Directors of the Company as of July 26, 1995, October 25, 1995, and July 30, 1997, resolutions adopted by the Finance Committee of the Board of Directors as of May 18, 1998, and Section 2.01 of the Indenture dated as of December 1, 1995 (the "Indenture") between the Company and Firstar Trust Company, as trustee. Terms used herein and not defined have the same meaning as in the Indenture.

     RESOLVED, that a new series of Securities is authorized as follows:

     1. The title of the series is 6-1/2% Debentures due June 1, 2028 ("6-1/2% Debentures").

     2. The form of the 6-1/2% Debentures shall be substantially in the form of Exhibit 1 hereto.

     3.  The 6-1/2% Debentures shall have the terms set forth in Exhibit 1.

     4.  The 6-1/2% Debentures shall have such other terms as are set forth in
Exhibit 2 hereto.

     5. The 6-1/2% Debentures shall be sold to the underwriter(s) named in the Prospectus Supplement dated May 27, 1998 on the following terms:

                          Price to Public:  99.477%
                          Underwriting Discount:  .875%
                          Closing Date:  June 1, 1998

     This Securities Resolution shall be effective as of May 27, 1998.


                                                                EXHIBIT 1



No. _____________                                            $_____________

                        WISCONSIN ELECTRIC POWER COMPANY

                       6-1/2% Debentures due June 1, 2028


WISCONSIN ELECTRIC POWER COMPANY
promises to pay to ______________________________________________

or registered assigns
the principal sum of ____________________________________________ Dollars
on June 1, 2028

Interest Payment Dates:  June 1 and December 1
         Record Dates:   May 15 and November 15



                                      Dated:

FIRSTAR TRUST COMPANY                 WISCONSIN ELECTRIC POWER COMPANY
Transfer Agent and Paying Agent

                                      by
                                      ______________________________
Authenticated:                        [Title of Authorized Officer]


FIRSTAR TRUST COMPANY                 (CORPORATE SEAL)
Registrar, by


______________________________        ______________________________
Authorized Signature                  [Assistant] Secretary


                        WISCONSIN ELECTRIC POWER COMPANY

                       6-1/2% Debentures due June 1, 2028


1.    Interest.

      Wisconsin Electric Power Company (the "Company"), a Wisconsin corporation, promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semiannually on June 1 and December 1 of each year commencing December 1, 1998. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 1, 1998. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.    Method of Payment.

      The Company will pay interest on the Securities to the persons who are registered holders of Securities at the close of business on the record date for the next interest payment date, except as otherwise provided in the Indenture. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay principal and interest by check payable in such money. It may mail an interest check to a holder's registered address.

3.    Securities Agents.

      Initially, Firstar Trust Company will act as Paying Agent, Transfer Agent and Registrar. The Company may change any Paying Agent or Transfer Agent without notice. The Company or any Affiliate may act in any such capacity. Subject to certain conditions, the Company may change the Trustee.

4.    Indenture.

      The Company issued the securities of this series (the "Securities") under an Indenture dated as of December 1, 1995 (the "Indenture") between the Company and Firstar Trust Company (the "Trustee"). The terms of the Securities include those stated in the Indenture and in the Securities Resolution establishing the Securities and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb). Securityholders are referred to the Indenture, the Securities Resolution and such Act for a statement of such terms.

5.    Redemption.

      The Securities will not be redeemable prior to maturity.

6.    Denominations, Transfer, Exchange.

      The Securities are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the Indenture. The Transfer Agent need not exchange or register the transfer of any Security or portion of a Security selected for redemption. Also, it need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed.

7.    Persons Deemed Owners.

      The registered holder of a Security may be treated as its owner for all purposes.

8.    Amendments and Waivers.

      Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the holders of a majority in principal amount of the securities of all series affected by the amendment. Subject to certain exceptions, a default on a series may be waived with the consent of the holders of a majority in principal amount of the series.

      Without the consent of any Securityholder, the Indenture or the Securities may be amended, among other things, to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders; or to make any change that does not materially adversely affect the rights of any Securityholder.

9.    Restrictive Covenants.

      The Securities are unsecured general obligations of the Company limited to $150,000,000 principal amount. The Indenture does not limit other unsecured debt. Section 4.07 of the Indenture, which if applicable limits certain mortgages and other liens, will apply with respect to the Securities. The limitations are subject to a number of important qualifications and exceptions.

10.   Successors.

      When a successor assumes all the obligations of the Company under the Securities and the Indenture, the Company will be released from those obligations.

11.   Defeasance Prior to Redemption or Maturity.

      Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity. U.S. Government Obligations are securities backed by the full faith and credit of the United States of America or certificates representing an ownership interest in such Obligations.


12.   Defaults and Remedies.

      An Event of Default includes: default for 60 days in payment of interest on the Securities; default in payment of principal on the Securities; default for 60 days in the payment of any sinking fund obligation; default by the Company for a specified period after notice to it in the performance of any of its other agreements applicable to the Securities; certain events of bankruptcy or insolvency; and any other Event of Default provided for in the series. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Securities may declare the principal of all the Securities to be due and payable immediately.

      Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

13.   Trustee Dealings with Company.

      Firstar Trust Company, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with those persons, as if it were not Trustee.

14.   No Recourse Against Others.

      A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

15.   Authentication.

      This Security shall not be valid until authenticated by a manual signature of the Registrar.

16.   Abbreviations.

      Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), U/G/M/A (=Uniform Gifts to Minors Act), and U/T/M/A (=Uniform Transfers to Minors Act).

The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture and the Securities Resolution, which contains the text of this Security in larger type. Requests may be made to:
Corporate Secretary, Wisconsin Electric Power Company, 231 West Michigan Street, P.O. Box 2046, Milwaukee, WI 53201.


                                                              EXHIBIT 2



                           6-1/2% Debentures

                          Supplemental Terms



      In addition to the terms set forth in Exhibit 1 to Securities Resolution No. 3, the 6-1/2% Debentures shall have the following terms:

      Section 1. Definitions. Capitalized terms used and not defined herein shall have the meaning given such terms in the Indenture. The following is an additional definition applicable to the 6-1/2% Debentures:

      "Depositary" means, with respect to the 6-1/2% Debentures issued as a global Security, The Depository Trust Company, New York, New York, or any successor thereto registered under the Securities Exchange Act of 1934 or other applicable statute or regulation.

      Section 2.  Securities Issuable as Global Securities.

      (a) The 6-1/2% Debentures shall be issued in the form of one or more permanent global Securities and shall, except as otherwise provided in this
Section 2, be registered only in the name of the Depositary or its nominee. Each global Security shall bear a legend substantially to the following effect:

      "Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein."

      (b) If at any time (i) the Depositary with respect to the 6-1/2% Debentures notifies the Company that it is unwilling or unable to continue as Depositary for such global Security or (ii) the Depositary for the 6-1/2% Debentures shall no longer be eligible or in good standing under the Securities Exchange Act of 1934 or other applicable statute or regulation, the Company shall appoint a successor Depositary with respect to such global Security. If a successor Depositary for such global Security is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Transfer Agent shall register the exchange of such global Security for an equal principal amount of Registered Securities in the manner provided in Section 2.07 of the Indenture.

      (c) The Transfer Agent shall register the transfer or exchange of a global Security for Registered Securities pursuant to Section 2.07 of the Indenture if (i) a Default or Event of Default shall have occurred and be continuing with respect to the 6-1/2% Debentures or (ii) the Company determines that the 6-1/2% Debentures shall no longer be represented by global Securities.

      (d)  In any exchange provided for in the preceding paragraphs (b) or
(c), the Company will execute and the Registrar will authenticate and deliver Registered Securities. Registered Securities issued in exchange for a global Security shall be in such names and denominations as the Depositary for such global Security shall instruct the Registrar. The Registrar shall deliver such Registered Securities to the persons in whose names such Securities are so registered.

      (e) The 6-1/2% Debentures will trade in the Depositary's Same-Day Funds Settlement System. All payments of principal and interest on global Securities will be made by the Company in immediately available funds.